Exhibit 3.96

OPERATING AGREEMENT

OF

FAMILY DOLLAR STORES OF SOUTH CAROLINA, LLC

This OPERATING AGREEMENT (this “Agreement”) of Family Dollar Stores of South Carolina, LLC, a Virginia limited liability company (the “Company”), is made effective as of January 27th, 2016, by Family Dollar Stores, Inc., a Delaware corporation, its sole member (the “Member”).

1.             Formation of the Company.  The Member has formed a limited liability company under the Virginia Limited Liability Company Act, as it may be amended from time to time (the “Act”), pursuant to this Agreement and the articles of organization (the “Articles”), which were filed with the Virginia State Corporation Commission of the Commonwealth of Virginia on January 27th, 2016 in connection with the conversion of a stock corporation to a limited liability company under § 13.1-1010.4 of Chapter 12 of Title 13.1 of the Code of Virginia of 1950, as amended, pursuant to that certain Plan of Entity Conversion of Family Dollar Stores of South Carolina, Inc. to Family Dollar Stores of South Carolina, LLC.

2.             Name of the Company.  The name of the Company stated in the Articles and the limited liability company governed by this Agreement is “Family Dollar Stores of South Carolina, LLC” or such other name as the Member may from time to time hereafter designate.

3.             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.             Principal Place of Business; Registered Agent and Registered Office.

(a)           The principal office of the Company shall be 500 Volvo Parkway, Chesapeake, VA, 23320, or such other place as the Member may determine from time to time.  Any such additional offices as the Member may determine to establish shall be located at such place or places inside or outside the Commonwealth of Virginia as the Member may designate from time to time.

(b)           The name of the Company’s registered agent and address of the Company’s registered office in the Commonwealth of Virginia shall be C T Corporation System, 4701 Cox Road, Suite 285, Glen Allen, VA 23060-6802.  The registered agent and registered office may be changed from time to time by filing the name of the new registered agent and/or the address of the new registered office with the appropriate authority as required by applicable law.

5.             Membership Interests.  The Member shall own 100% of the membership interests in the Company (the “Membership Interests”) as set forth on Schedule I.

6.             Capital Contributions.  The capital contribution of the Member to the Company, if any, shall be as set forth on Schedule 1.  The Member shall not be obligated to make any capital contributions to the Company but may, in its sole discretion, make capital contributions to the Company from time to time.  Schedule I may be amended from time to time by the Member to reflect the actual amounts of the capital contributions made by the Member to the Company.

7.             Distributions.  Distributions shall be made at such times and in such amounts as determined by the Member.

8.             Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated in a manner determined by the Member.

9.             Management of the Company.

(a)           Subject to the delegation of rights and powers provided for herein, management of the Company shall be vested exclusively in the Member, who shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to carry out the purposes and business of the Company and is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement.

(b)           The Member shall have sole discretion regarding the appointment, quantity, titles, duties, power and removal of all officers, Authorized Agents (as defined below), and agents of the Company.

10.          Execution of Contracts, Assignments, Certificates, etc.  By execution of this Agreement, the Member ratifies and confirms the Articles and the action of Meagan J. Thomasson, Esq., as an authorized agent, in connection with the filing of the Articles with the Virginia State Corporation Commission of the Commonwealth of Virginia.  This authorization terminated on the filing of the Articles.  For purposes of this Agreement, each of the Chief Executive Officer, any President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, any Vice President, any Treasurer, any Secretary, any Assistant Secretary or any Assistant Treasurer of the Member, is hereby designated as an authorized agent (an “Authorized Agent”) of the Company.  In addition, each of the persons identified on Exhibit A attached hereto is hereby appointed an officer of the Company holding such office as set forth opposite such person’s name on Exhibit A. Exhibit A may be amended from time to time by the Member to reflect changes in the Company’s officers.

(a)           All contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by a Member, an officer or an Authorized Agent of the Company.

(b)           An Authorized Agent or officer shall execute, deliver and file any amendments to and/or restatements of the Articles and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Virginia State Corporation Commission of the Commonwealth of Virginia.  An Authorized Agent or

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officer shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(c)           Each officer and Authorized Agent be, and each hereby is, authorized, empowered and directed to open bank accounts on behalf of the Company in such banks, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Company (or of such other entities) on deposit in such accounts, as may be deemed by such officer or Authorized Agent to be necessary, appropriate or otherwise in the best interest of the Company.

(d)           Each officer and Authorized Agent be, and each hereby is, authorized, empowered and directed to execute any form of required resolution necessary to open any such bank accounts, such resolutions being hereby incorporated into this resolution by reference and duly approved and affirmed hereby.

11.          Limitations on Authority.  The authority of the Member over the conduct of the business and affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

12.          Administrative Matters.

(a)           The Member is the sole member of the Company.  Accordingly, for U.S. federal income tax purposes, the Company shall be disregarded as an entity separate from the Member, and the assets and liabilities and all items of income, gain, loss and deduction shall be treated as the assets and liabilities and items of income, gain, loss and deduction of the Member.

(b)           The fiscal year of the Company shall be the same as the fiscal year of the Member.

(c)           The Member’s Membership Interest shall be uncertificated.

13.          Indemnification.  The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless  the Member, and each officer, Authorized Agent and employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a  Member, officer, Authorized Agent or employee of the Company.

14.          Dissolution.

(a)           Subject to the provisions of Section 14(b), the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i)            the written consent of the Member to such effect; or

(ii)           any event requiring dissolution under the Act.

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(b)           Upon dissolution of the Company, the Member shall promptly wind up the affairs of the Company in accordance with the Act and any other applicable law.  Following the winding up of the Company, the Member shall be responsible for filing, if necessary, a certificate of cancellation with the Virginia State Corporation Commission, together with any other documents required to terminate the Company and its legal existence.  The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

15.          Consents.  Any action that may be taken by the Member at a meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Member, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Member  was entitled to vote thereon and was present and voted.

16.          Severability.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

17.          Amendments.  Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

18.          Governing Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Virginia.

19.          Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

20.          No Benefit of Creditors.  The provisions of this Agreement are intended only for the regulation of relations among Members and between Members and former or prospective Members and the Company.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

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IN WITNESS WHEREOF, the undersigned Member has duly executed this Operating Agreement of Family Dollar Stores of South Carolina, LLC as of the date first set forth above.

FAMILY DOLLAR STORES, INC.

By:	/s/ Jonathan L. Elder
	Name:	Jonathan L. Elder
	Title:	Vice President, Taxes

SCHEDULE I

Member	Membership Interest	Capital Contribution
Family Dollar Stores, Inc.	100%	$0.00

EXHIBIT A

OFFICERS

Barry W. Sullivan	President
Michael Matacunas	Chief Administrative Officer
Kevin Wampler	Executive Vice President — Chief Financial Officer
Robert L. Rogers	Senior Vice President — Real Estate
William A. Old, Jr.	Senior Vice President — General Counsel and Secretary
Beth Berman	Vice President — Deputy General Counsel and Assistant Secretary
Bradley Hunter	Vice President — Controller
Roger Dean	Vice President — Treasurer
Kathleen Mallas	Vice President
Thomas E. Schoenheit	Vice President — Assistant General Counsel and Assistant Secretary
Jonathan Elder	Vice President — Tax
Deborah Miller	Vice President
Shawnta Totten-Medley	Vice President and Assistant Secretary
Sandra L. Boscia	Assistant Secretary
Linde Carley	Assistant Secretary
Gary Philbin	Chief Operating Officer